Exhibit 99.1

News Release

Contact:    Sandi Noah                Paul DeSantis
Communications            Chet Fox
(216) 682-7011            Investor Relations
sandi.noah@omnova.com        (216) 682-7003

OMNOVA Solutions Continues its Trend of Significant Earnings Growth
as Second Quarter 2016 Earnings Per Share Expands to $0.16 per
Diluted Share, Compared to $0.09 Per Diluted Share Last Year

BEACHWOOD, OHIO, June 29, 2016 -
Second Quarter 2016 Highlights

•
For the second quarter of 2016, Adjusted Diluted Earnings Per Share increased 64%, to $0.18 per share, compared to $0.11 reported last year. (See Tables A and B.) This increase was the fifth consecutive quarter of improvement.

•
Focused efforts to improve margins continue to gain traction as Segment Operating Profit margins expanded by 390 basis points, to 12.2%, compared to 8.3% in last year’s second quarter. Adjusted Segment Operating Profit margins grew to 12.7% versus 9.6% in the second quarter of last year. (See Tables A and B.)

•	Trailing twelve month Adjusted EBITDA increased to $83.7 million as compared to $75.5 million at last year’s second quarter-end. (See Tables E and F.)

•
Strong cash flow and earnings growth continued to drive a reduction in leverage as net debt to trailing twelve month Adjusted EBITDA improved to 3.5x, compared to 4.2x at the end of last year’s second quarter. (See Tables E and F.)

•
After two quarters, the Company remains on track to deliver another year of significant growth in Adjusted Diluted Earnings Per Share, driven by cost reductions, margin expansion, improved mix and accelerated growth in key specialty businesses.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced that its net income increased by 85%, to $7.2 million, or $0.16 per diluted share, for the second quarter ended May 31, 2016. This compares with net income of $3.9 million or $0.09 per diluted share in the second quarter of 2015.
“The aggressive pursuit of our strategic initiatives continues to gain traction, driving the positive momentum in earnings growth over the last several quarters. We have now had five consecutive quarters of year-over-year growth in Adjusted Earnings Per Share," said Kevin McMullen, OMNOVA Solutions' Chairman and Chief Executive Officer. "During fiscal 2015, we aggressively repositioned the Company with significant cost reductions, while enhancing our selling, marketing and R&D processes to maximize long-term growth.
"In the second quarter, we continued rolling out new products from our enhanced product development pipeline," McMullen said. "Early in the quarter, OMNOVA introduced five innovative products at the American Coatings Show, offering performance advantages such as zero-VOC corrosion resistance for direct-to-metal (DTM) paints; superior adhesion properties for commercial roof coatings; best-in-class water resistance for waterproofing membrane coatings; time-saving, single-component systems for garage floor coatings; and an advanced surface guard for polished concrete, which reduces customer maintenance costs in commercial buildings. Further advancing OMNOVA's offering to the specialty coating markets, later in the quarter we launched two additional products: Suncryl® HP114, an environmentally preferred, non-silicone release coating for construction applications that offers excellent anti-aging properties, and Pliotec® HDT16, a direct-to-metal coating resin with best-in-class water and corrosion resistance. Both of these products use our newly-developed, proprietary hydrophobic monomer and polymer technology platform.
"Engineered Surfaces began to ramp up sales to a large international customer of our new ViewTex™ textured films for large scale point-of-sale promotional graphics. We also won new business with three well-known retailers for surf(x)® three-dimensional laminates that go into store fixtures, providing outstanding design and lower total cost of ownership. In addition, we won new business in the fast-growing luxury vinyl tile flooring market," McMullen continued. “As we work through the extended selling cycles in these markets, we expect these new products will begin to contribute to specialty volume growth later in 2016 and support sustained volume growth of specialties in 2017 and beyond.

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"OMNOVA saw good growth in a number of key specialty businesses and in overall profitability during the quarter," McMullen pointed out. "As we focus on growing our higher-margin specialty products, we were encouraged by the volume growth in coatings, making this the fourth quarter in a row of year-over-year volume increases for the global coatings business. Our specialty elastomeric modifiers business also was up in the quarter. Specialty nonwovens volume was flat year-over-year as growth in Asia and gains from new products and customers globally were offset by lower sales in Latin America, where generally weak economic conditions negatively affected demand. Our specialty oil & gas business was nearly flat with last year, outperforming the industry as our geographic, market, product and customer diversification efforts have begun to gain traction. In our Performance Materials product line, we saw growth in tire cord adhesives, reinforcing resins and antioxidants. In the Engineered Surfaces business segment, the Laminates and Performance Films product line volumes were up in our key markets of recreational vehicles, retail store fixtures and food service.
"Despite the many encouraging signs, overall Company volume was down 2.9% for the quarter. This decline resulted primarily from challenging market conditions for paper and carpet chemicals, our exit from lower-margin films business, and reduced sales of coated fabrics into the Chinese automotive market," he said.
“Total segment operating profit in the quarter improved to $24.6 million from $18.2 million last year. Adjusted Segment Operating Profit increased 21%, to $25.6 million for the quarter, compared to $21.1 million in the same period last year,” said McMullen. "Contributing to the improvement in both cases were our manufacturing footprint actions, including the closure of chemical manufacturing at our Calhoun, Georgia plant in the second quarter of this year and at our Akron, Ohio facility, as well as reduced raw material costs, overall restructuring activities and other margin enhancement initiatives. During the second quarter, excluding oil & gas, the contribution to profitability from the Specialty Chemicals product line was up significantly year-over-year. Likewise, despite declines in paper and carpet volume, the profit contribution from our Performance Materials product line increased for the fourth consecutive quarter. Engineered Surfaces also posted increased segment operating profit versus last year, driven by improved mix, lower raw material costs, and cost reduction actions," explained McMullen. (See Tables A and B.)

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“Continued improvement in cash generation and earnings growth drove ongoing improvement in net leverage. Cash provided from operations was $21.1 million for the quarter and $19.4 million year-to-date, compared to $17.9 million and $10.5 million, respectively, last year. As a result, we continued to reduce net leverage in the quarter to 3.5x Adjusted EBITDA at quarter-end from 4.2x at the end of last year’s second quarter, and 3.8x at the end of this year’s first quarter," said McMullen.
"Our actions are aligned with our strategic priorities of (1) accelerating growth in our higher margin specialty businesses, (2) improving profitability and cash generation from Performance Materials, (3) improving return on assets, and (4) deploying a balanced capital allocation policy. Our improvement actions in Performance Chemicals have included refocusing resources on growing higher-margin specialty products; right-sizing our chemical manufacturing footprint, resulting in the closure of two plants; repurposing manufacturing capacity; reducing the size of our workforce; re-engineering our processes to more effectively develop, market and sell our products; and strengthening the capabilities of our commercial team. At the same time, we continue to successfully execute our strategy in our Engineered Surfaces segment, which has resulted in a multi-year performance improvement trend,” McMullen concluded.

Consolidated Results for the Second Quarter of Fiscal 2016
Net sales for the second quarter decreased $18.2 million, or 8.3%, to $202.0 million, compared with $220.2 million for the comparable quarter last year. The largest contributor to the sales decline was $8.4 million, or 3.8%, from the divestiture of the non-strategic, break-even operation in India in February. Excluding this divestiture, sales would have been down $9.8 million, or 4.5%. Also contributing to the lower sales were volume declines of $6.4 million, or 2.9%, primarily related to films, coated fabrics for the Chinese automotive market, and the unfavorable conditions in paper and carpet, partially offset by improved volumes in North American coated fabrics, specialty coatings, elastomeric modifiers, tire cord adhesives, reinforcing resins and antioxidants; reduced pricing of $2.2 million, or 1.0%, related to lower raw material costs; and unfavorable currency translation effects of $1.2 million, or 0.5%, primarily from the Thai baht.

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Gross profit in the second quarter of 2016 was up 490 basis points to $58.4 million, or 28.9% of net sales, compared to $52.9 million, or 24.0% of net sales, in last year's second quarter. The increase in gross profit was due to cost reduction initiatives, lower raw material costs, mix improvement from favorable volume in higher-margin businesses, and pricing actions, partially offset by the decline in volumes overall.
SG&A in the second quarter of 2016 increased to $33.4 million from $32.0 million in the second quarter of 2015, primarily reflecting higher accruals for incentive and variable deferred compensation expense driven by improved Company performance, as well as increased investments in sales and marketing resources to support the higher-margin specialty lines of business, partially offset by cost reductions.
Interest expense in the second quarter of 2016 was $5.7 million, down $1.1 million from the comparable quarter last year, reflecting the Company's prepayment of $50 million of debt in the fourth quarter of fiscal 2015.
Other expense (income), net, was expense of $0.6 million for the second quarter of 2016 versus expense of $1.4 million in the comparable quarter last year. Included in the second quarter of 2016 and 2015 were expenses of $1.1 million and $1.5 million, respectively, related to the Company’s operational and key process improvement initiatives.
Income tax was an expense of $3.2 million in the second quarter of 2016, compared to an expense of $0.6 million in the second quarter of 2015. The tax expense in the second quarter of 2016 was due primarily to the increased income in the period. Cash tax payments in the 2016 second quarter amounted to $1.3 million. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $107.4 million of U.S. federal net operating loss carryforwards and $112.4 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash From Operations at the end of the quarter improved by $3.2 million, to $21.1 million in 2016, compared to $17.9 million last year, primarily reflecting improved earnings and lower working capital days. Working capital improved by 7.2 days at quarter-end, to 60.8, compared with 68.0 days at the end

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of the 2015 second quarter. As a result of increased earnings and cash generation, net leverage improved to 3.5x Adjusted EBITDA from 4.2x at the end of last year's second quarter.

Performance Chemicals Segment Results
Net sales for the Performance Chemicals segment during the second quarter of 2016 decreased $14.2 million, or 8.9%, to $145.9 million, compared with $160.1 million in last year's second quarter. The sales decline was driven by the Company's divestiture of its Indian operation in February ($8.4 million, or 5.2%); volume declines of $4.0 million, or 2.5%, due primarily to weakness in the paper and carpet markets; and reduced pricing of $1.7 million, or 1%, due to lower raw material costs. These declines were partially offset by growth in several specialty areas such as coatings and elastomeric modifiers, as well as in tire cord adhesives, reinforcing resins and antioxidants.
Segment operating profit for the quarter rose to $17.1 million from $13.3 million last year. Adjusted Segment Operating Profit rose 20%, to $18.4 million, compared to $15.3 million for the same period in 2015. (See Tables A and B.) Both the Specialty Chemicals (excluding oil & gas) and Performance Materials product lines contributed to the increased profitability, reflecting the traction the Company is gaining as it pursues its strategy. This was Performance Chemicals' fifth consecutive quarter of year-over-year improvement in Adjusted Segment Operating Profit. The increase in profitability during the second quarter was driven by growth in higher-margin specialty products, pricing actions, cost reductions and lower raw material costs. The segment also recorded a favorable net inventory valuation adjustment of $0.8 million for the second quarter of fiscal 2016, compared to a favorable net inventory valuation adjustment of $1.4 million in the year-ago quarter.
Specialty Chemicals product line sales decreased $4.4 million, to $69.9 million, for the second quarter of 2016, compared with $74.3 million for the comparable period last year. The decrease was driven by $0.8 million, or 1.1%, in sales from the divestiture of the Company's Indian operation; $1.6 million, or 2.2%, of reductions in pricing; and a $2.0 million, or 2.7%, decline in nonwovens volume, primarily associated with generally weak economic conditions in Latin America, partially offset by volume increases in higher-growth specialty product lines, such as coatings and elastomeric modifiers. Oil & gas volumes improved from the first quarter and were nearly flat to prior year despite a difficult market. For

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the quarter, excluding oil and gas, the contribution to profit from the Specialty Chemicals product line was up significantly year-over-year.
Performance Materials product line sales decreased $9.8 million, or 11.4%, to $76.0 million, for the second quarter of 2016, compared with $85.8 million for the comparable period last year. The primary driver of the decrease was the divestiture of the Company’s Indian operation, which resulted in $7.6 million, or 8.9%, in reduced sales versus the 2015 second quarter. Lower volume accounted for $2.0 million, or 2.3%, of the decrease as declines in paper and carpet markets were partially offset by increased volume in tire cord adhesives, reinforcing resins and antioxidants. Pricing was nearly flat year-over-year. Despite the reduced volume, the contribution to profit from Performance Materials was positive and marked the fourth consecutive quarter in which the profitability of this product line improved over the prior year. The Company started to receive the benefits from the closure of manufacturing at its Calhoun, Georgia facility during the second quarter of fiscal 2016.

Engineered Surfaces Segment Results
Net sales for the Engineered Surfaces segment were $56.1 million during the second quarter of 2016, a decrease of $4.0 million, or 6.7%, compared with $60.1 million in the comparable quarter last year. Volume declined by $2.4 million, or 4.0%, pricing was slightly unfavorable by $0.5 million and foreign currency translation was unfavorable by $1.1 million, or 1.8%. The decreased volume was due primarily to lower sales in China and North American films, partially offset by increased sales in North American coated fabrics.
Segment operating profit for the second quarter of 2016 was $7.5 million, compared to $4.9 million last year. Adjusted Segment Operating Profit was $7.2 million, or 12.8% of sales, compared with $5.8 million, or 9.7% of sales, last year. (See Tables A and B.) The year-over-year improvement was due to favorable net inventory valuation adjustments, stronger margins and improved mix of higher-margin specialty products. The net inventory valuation adjustment was a favorable $0.5 million for the second quarter of fiscal 2016, compared to an unfavorable net inventory valuation adjustment of $0.6 million in the year-ago quarter.

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Laminates and Performance Films product line sales were $36.3 million in the second quarter of 2016, a decrease of $1.8 million year-over-year. Sales were up in key markets including recreational vehicles, store fixtures and food service. Films sales were down for the quarter, reflecting the Company's exit from lower-margin business in general purpose applications.
Global Coated Fabrics product line sales were $19.8 million in the second quarter of 2016, down $2.2 million as compared with the same period last year. The decline was due primarily to lower sales in China, partially offset by sales growth in the North American coated fabrics market.

Outlook
OMNOVA Solutions is making significant progress in implementing its performance improvement strategy. Moving forward, the Company expects ongoing profit growth will be driven by its specialty businesses through the introduction of innovative new products and the strengthened capabilities of OMNOVA's commercial team, as well as margin expansion from cost reductions, mix improvement and pricing actions. In June, at the beginning of the third quarter, a national strike in France impacted OMNOVA's primary French butadiene supplier, causing a disruption at the Company's operation in France including the need to source butadiene from alternate suppliers. As a result of this disruption, the Company expects the third quarter to have a one-time, unfavorable impact to EBITDA of $2 million to $3 million. This situation is improving, and the Company currently expects it to be resolved by early July 2016. In spite of the temporary disruption in France, OMNOVA continues to expect another year of significant growth in Adjusted Diluted Earnings Per Share.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, June 29, 2016, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the investor relations section of the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 19, 2016. A telephone replay also will be available beginning at 1:00 p.m. ET on June 29, 2016, and ending at 11:59 p.m. ET on July 19, 2016. To

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listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 395503.

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Non-GAAP and Other Financial Matters

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Adjusted EBIT, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Presented on Tables E and F is the Company's Net Leverage Ratio calculation (Net Debt / Adjusted EBITDA). Presented on Table G is the Company's Adjusted Return on Invested Capital calculation (Adjusted Net Operating Profit After Tax / Total Debt and Equity). The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Six Months Ended
	May 31,		May 31,
(In millions)	2016	2015	2016	2015
Net Sales
Performance Chemicals
Performance Materials	$76.0	$85.8	$144.0	$169.9
Specialty Chemicals	69.9	74.3	128.0	143.5
Total Performance Chemicals	$145.9	$160.1	$272.0	$313.4
Engineered Surfaces
Coated Fabrics	$19.8	$22.0	$37.4	$44.2
Laminates and Performance Films	36.3	38.1	67.9	69.5
Total Engineered Surfaces	$56.1	$60.1	$105.3	$113.7
Total Net Sales	$202.0	$220.2	$377.3	$427.1
Segment Operating Profit
Performance Chemicals	$17.1	$13.3	$25.1	$19.9
Engineered Surfaces	7.5	4.9	9.9	9.0
Interest expense	(5.7)	(6.8)	(11.5)	(13.7)
Corporate expense	(8.6)	(6.8)	(14.3)	(12.7)
Shareholder activist costs	—	—	—	(1.9)
Operational, administrative, and other improvement costs	.1	—	.4	(.4)
Asset impairment	—	(.6)	—	(.6)
Acquisition and integration related expense	—	(.4)	—	(.4)
Income (Loss) From Continuing Operations Before Income Taxes	10.4	3.6	9.6	(.8)
Income tax (benefit) expense	3.2	.6	3.5	(.6)
Income (loss) from continuing operations	7.2	3.0	6.1	(.2)
Discontinued operations, net of tax	—	.9	—	.9
Net Income	$7.2	$3.9	$6.1	$0.7
Depreciation and amortization	$7.1	$7.0	$16.7	$14.1
Capital expenditures	$4.6	$5.8	$10.7	$10.5

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended May 31, 2016
					Table A

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$145.9	$56.1	$202.0	$—	$202.0

Segment Operating Profit / Corporate Expense	$17.1	$7.5	$24.6	$(8.5)	$16.1
Interest Expense	—	—	—	(5.7)	(5.7)
Income (loss) From Continuing Operations Before Income Taxes	$17.1	$7.5	$24.6	$(14.2)	$10.4
Management Excluded Items
Restructuring and severance	.9	.1	1.0	.1	1.1
Accelerated depreciation on production transfer	.2	—	.2	—	.2
Operational Improvements costs	(.4)	—	(.4)	—	(.4)
Asset impairment, facility closure costs and other	1.1	—	1.1	—	1.1
Vacation policy change	(.5)	(.4)	(.9)	(.2)	(1.1)
Subtotal for Management Excluded Items	1.3	(.3)	1.0	(0.1)	0.9
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$18.4	$7.2	$25.6	$(14.3)	$11.3
Tax Expense (30% rate)*					(3.4)
Adjusted Income From Continuing Operations					$7.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.18

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	12.6%	12.8%	12.7%
Segment / Corporate Capital Expenditures	$2.2	$2.0	$4.2	$0.4	$4.6

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$18.4	$7.2	$25.6	$(14.3)	$11.3
Unallocated Corporate Interest Expense	—	—	—	5.7	5.7
Segment / Consolidated Adjusted EBIT	$18.4	$7.2	$25.6	$(8.6)	$17.0
Depreciation and Amortization excluding accelerated depreciation	4.8	1.6	6.4	0.4	6.8
Segment / Consolidated Adjusted EBITDA	$23.2	$8.8	$32.0	$(8.2)	$23.8

Adjusted EBITDA as a % of sales	15.9%	15.7%	15.8%		11.8%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Three Months Ended May 31, 2015
					Table B

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$160.1	$60.1	$220.2	$—	$220.2

Segment Operating Profit / Corporate Expense	$13.3	$4.9	$18.2	$(7.7)	$10.5
Interest Expense	—	—	—	(6.9)	(6.9)
Income (loss) From Continuing Operations Before Income Taxes	$13.3	$4.9	$18.2	$(14.6)	$3.6
Management Excluded Items
Restructuring and severance	.5	.6	1.1	—	1.1
Operational improvements costs	1.5	—	1.5	—	1.5
Acquisition and integration related expense	—	—	—	.4	.4
Environmental costs	—	(.1)	(.1)	—	(.1)
Asset impairment	—	.4	.4	.6	1.0
Subtotal for Management Excluded Items	2.0	.9	2.9	1.0	3.9
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$15.3	$5.8	$21.1	$(13.6)	$7.5
Tax Expense (30% rate)*					(2.3)
Adjusted Income From Continuing Operations					$5.2
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.11

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	9.6%	9.7%	9.6%
Segment / Corporate Capital Expenditures	$3.0	$2.0	$5.0	$1.0	$6.0

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$15.3	$5.8	$21.1	$(13.6)	$7.5
Unallocated Corporate Interest Expense	—	—	—	6.9	6.9
Segment / Consolidated Adjusted EBIT	15.3	5.8	21.1	(6.7)	14.4
Depreciation and Amortization excluding accelerated depreciation	5.3	1.5	6.8	0.2	7.0
Segment / Consolidated Adjusted EBITDA	$20.6	$7.3	$27.9	$(6.5)	$21.4

Adjusted EBITDA as a % of sales	12.9%	12.1%	12.7%		9.7%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Six Months Ended May 31, 2016
					Table C

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$272.0	$105.3	$377.3	$—	$377.3

Segment Operating Profit / Corporate Expense	$25.1	$9.9	$35.0	$(13.9)	$21.1
Interest Expense	—	—	—	(11.5)	(11.5)
Income (loss) From Continuing Operations Before Income Taxes	25.1	9.9	35.0	(25.4)	9.6
Management Excluded Items
Restructuring and severance	2.1	.5	2.6	.1	2.7
Accelerated depreciation on production transfer	3.0	—	3.0	—	3.0
Operational Improvements costs	(.4)	—	(.4)	—	(.4)
Asset impairment, facility closure costs and other	1.1	.1	1.2	—	1.2
Corporate Headquarters relocation costs	—	—	—	(.2)	(.2)
Vacation policy change	(.8)	(.7)	(1.5)	(.4)	(1.9)
Subtotal for Management Excluded Items	5.0	(.1)	4.9	(.5)	4.4
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$30.1	$9.8	39.9	$(25.9)	$14.0
Tax Expense (30% rate)*					(4.2)
Adjusted Income From Continuing Operations					$9.8
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.22

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	11.1%	9.3%	10.6%
Segment / Corporate Capital Expenditures	$6.2	$3.3	$9.5	$1.2	$10.7

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$30.1	$9.8	$39.9	$(25.9)	$14.0
Unallocated Corporate Interest Expense	—	—	—	11.5	11.5
Segment / Consolidated Adjusted EBIT	30.1	9.8	39.9	(14.4)	25.5
Depreciation and Amortization excluding accelerated depreciation	9.8	3.1	12.9	0.7	13.6
Segment / Consolidated Adjusted EBITDA	$39.9	$12.9	$52.8	$(13.7)	$39.1

Adjusted EBITDA as a % of sales	14.7%	12.3%	14.0%		10.4%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Six Months Ended May 31, 2015
					Table D

(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$313.4	$113.7	$427.1	$—	$427.1

Segment Operating Profit / Corporate Expense	$19.9	$9.0	$28.9	$(16.0)	$12.9
Interest Expense	—	—	—	(13.7)	(13.7)
Income (loss) From Continuing Operations Before Income Taxes	19.9	9.0	28.9	(29.7)	(.8)
Management Excluded Items
Restructuring and severance	.5	.6	1.1	—	1.1
Operational Improvements costs	2.5	—	2.5	.4	2.9
Acquisition and integration related expense	—	.4	.4	.6	1.0
Environmental costs	—	.1	.1	—	.1
Shareholder activist costs	—	—	—	1.9	1.9
Other financing costs	—	—	—	.4	.4
Subtotal for Management Excluded Items	3.0	1.1	4.1	3.3	7.4
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$22.9	$10.1	$33.0	$(26.4)	$6.6
Tax Expense (30% rate)*					(2.0)
Adjusted Income From Continuing Operations					$4.6
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.10

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Adjusted segment operating profit from continuing operations as a % of sales	7.3%	8.9%	7.7%
Segment / Corporate Capital Expenditures	$5.1	$4.0	$9.1	$1.4	$10.5

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$22.9	$10.1	$33.0	$(26.4)	$6.6
Unallocated Corporate Interest Expense	—	—	—	13.7	13.7
Segment / Consolidated Adjusted EBIT	22.9	10.1	33.0	(12.7)	20.3
Depreciation and Amortization excluding accelerated depreciation	10.5	3.0	13.5	.6	14.1
Segment / Consolidated Adjusted EBITDA	$33.4	$13.1	$46.5	$(12.1)	$34.4

Adjusted EBITDA as a % of sales	10.7%	11.5%	10.9%		8.1%

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended May 31, 2016
					Table E
(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$566.7	$221.5	$788.2	$—	$788.2

Segment Operating Profit / Corporate Expense	$21.1	$19.8	$40.9	$(25.5)	$15.4
Interest Expense	—	—	—	(26.1)	(26.1)
Income (loss) From Continuing Operations Before Income Taxes	$21.1	$19.8	$40.9	$(51.6)	$(10.7)
Management Excluded Items
Restructuring and severance	5.9	1.4	7.3	0.2	7.5
Accelerated depreciation on production transfer	8.8	—	8.8	—	8.8
Operational Improvements costs	2.1	—	2.1	—	2.1
Asset impairment, facility closure costs and other	19.5	1.3	20.8	—	20.8
Environmental costs	2.8	0.1	2.9	—	2.9
Deferred Financing Fees written-off	—	—	—	0.6	0.6
Corporate Headquarters relocation costs	—	—	—	(0.2)	(0.2)
Other financing costs	—	—	—	1.0	1.0
Vacation policy change	(0.8)	(0.7)	(1.5)	(0.4)	(1.9)
Subtotal for Management Excluded Items	38.3	2.1	40.4	1.2	41.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$59.4	$21.9	$81.3	$(50.4)	$30.9
Tax Expense (30% rate)*					(9.3)
Adjusted Income From Continuing Operations					$21.6
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.49

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	10.5%	9.9%	10.3%
Segment / Corporate Capital Expenditures	$13.7	$7.8	$21.5	$2.7	$24.2

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$59.4	$21.9	$81.3	$(50.4)	$30.9
Unallocated Corporate Interest Expense	—	—	—	25.1	25.1
Segment / Consolidated Adjusted EBIT	59.4	21.9	81.3	(25.3)	56.0
Depreciation and Amortization excluding accelerated depreciation	20.4	6.1	26.5	1.2	27.7
Segment / Consolidated Adjusted EBITDA	$79.8	$28.0	$107.8	$(24.1)	$83.7

Adjusted EBITDA as a % of sales	14.1%	12.6%	13.7%		10.6%

Net Leverage
Total short and long-term debt					$355.6
Less Cash					(60.6)
Net Debt (Debt less Cash)					$295.0

Net Leverage Ratio**					3.5x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Trailing Twelve Months Ended May 31, 2015
					Table F
(In millions except per share data)	Performance Chemicals	Engineered Surfaces	Combined Segments	Corporate	Consolidated
Sales	$685.3	$236.9	$922.2	$—	$922.2

Segment Operating Profit / Corporate Expense	$40.2	$19.9	$60.1	$(25.7)	$34.4
Interest Expense	—	—	—	(31.2)	$(31.2)
Income (loss) From Continuing Operations Before Income Taxes	$40.2	$19.9	60.1	$(56.9)	$3.2
Management Excluded Items
Restructuring and severance	0.6	0.6	1.2	—	1.2
Accelerated depreciation on production transfer	1.0	—	1.0	—	1.0
Operational Improvements costs	2.5	—	2.5	0.4	2.9
Asset impairment, facility closure costs and other	—	0.4	0.4	1.2	1.6
Environmental costs	1.0	0.1	1.1	—	1.1
Gain on settlement of note receivable	—	(0.4)	(0.4)	—	(0.4)
Deferred Financing Fees written-off	—	—	—	0.8	0.8
Other financing costs	—	—	—	2.4	2.4
Shareholder activist costs	—	—	—	1.9	1.9
Acquisition and integration related expense	—	—	—	0.4	0.4
Subtotal for Management Excluded Items	5.1	0.7	5.8	7.1	12.9
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$45.3	$20.6	65.9	$(49.8)	$16.1
Tax Expense (30% rate)*					(4.8)
Adjusted Income From Continuing Operations					$11.3
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations					$0.26

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

Adjusted segment operating profit from continuing operations as a % of sales	6.6%	8.7%	7.1%
Segment / Corporate Capital Expenditures	$19.9	$8.2	$28.1	$2.2	$30.3

Adjusted segment operating profit / corporate expense from continuing operations before income taxes	$45.3	$20.6	$65.9	$(49.8)	$16.1
Unallocated Corporate Interest Expense	—	—	—	29.2	29.2
Segment / Consolidated Adjusted EBIT	45.3	20.6	65.9	(20.6)	45.3
Depreciation and Amortization excluding accelerated depreciation	23.4	5.8	29.2	1.0	30.2
Segment / Consolidated Adjusted EBITDA	$68.7	$26.4	$95.1	$(19.6)	$75.5

Adjusted EBITDA as a % of sales	10.0%	11.1%	10.3%		8.2%

Net Leverage
Total short and long-term debt					$409.1
Less Cash					(90.9)
Net Debt (Debt less Cash)					$318.2

Net Leverage Ratio**					4.2x
** The above calculation is not intended to be used for purposes of calculating debt covenant compliance.

OMNOVA SOLUTIONS INC.
Non-GAAP and other Financial Matters (Continued)
Six Months Ended May 31, 2016
			Table G
Adjusted Return on Invested Capital
(In millions)	Trailing Twelve Months Ended	Twelve Months Ended
	May 31,	November 30,
Adjusted Net Operating Profit after Tax	2016	2015	2014
Adjusted Income from Continuing Operations	$21.6	$16.5	$12.9
Interest add back excluding debt premium	25.1	27.3	30.9
Tax effect of interest add back*	(7.5)	(8.2)	(9.3)
Total Adjusted Net Operating Profit after Tax	$39.2	$35.6	$34.5

Debt and Equity
Short-term Debt	$2.5	$2.5	$5.6
Senior Notes	150.0	150.0	200.0
Long-term Debt	203.1	204.2	206.4
Total Shareholders' Equity	125.6	109.1	150.5
Total Debt and Equity	$481.2	$465.8	$562.5

Adjusted Return on Invested Capital	8.1%	7.6%	6.1%

*Tax rate is based on the Company's estimated normalized annual effective tax rate

Notice on Forward-Looking Statements
This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company, as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally. Other risks and uncertainties are more specific to the Company’s businesses and strategy, or

OMNOVA Page 18

to any new businesses the Company may enter into or acquire. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets, as well as the Company's results and the value of your investment in the Company. In some cases, such impact could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained or referenced herein. All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
The Company's actual results and the value of your investment in OMNOVA may differ, perhaps materially, from expectations due to a number of risks and uncertainties including, but not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) the risk of doing business in foreign countries and markets; (3) changes in raw material prices and availability; (4) the highly competitive markets the Company serves; (5) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (6) extensive and increasing United States and international governmental regulation, including environmental, health and safety regulations; (7) the Company's failure to protect its intellectual property or defend itself from intellectual property claims; (8) claims and litigation; (9) changes in accounting policies, standards, and interpretations; (10) the actions of activist shareholders; (11) the Company's inability to achieve, or achieve in a timely manner, the objectives and benefits of cost reduction initiatives; (12) the Company's ability to develop and commercialize new products at competitive prices; (13) the concentration of OMNOVA's Performance Chemicals business and certain Engineered Surfaces market segments, among several large customers; (14) the creditworthiness of the Company's customers; (15) the failure of a joint venture partner to meet its commitments; (16) the Company's ability to identify and complete strategic transactions; (17) the Company’s ability to successfully integrate acquired companies; (18) unanticipated capital expenditures; (19) risks associated with the use, production, storage, and transportation of chemicals; (20) information system failures and breaches in security; (21) continued increases in healthcare costs; (22) the Company's ability retain or attract key employees; (23) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (24) the Company's contribution obligations under its U.S. pension plan; (25) the Company's reliance on foreign financial institutions to hold some of its funds; (26) the effect of goodwill impairment charges; (27) the

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OMNOVA Page 19

volatility in the market price of the Company’s common shares; (28) the Company's substantial debt position; (29) the decision to incur additional debt; (30) the operational and financial restrictions contained in the Company's indenture; (31) a default under the Company's term loan or revolving credit facility; and (32) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2015 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.

OMNOVA Solutions Inc. is a global innovator of performance-enhancing chemistries and surfaces used in products for a variety of commercial, industrial and residential applications. As a strategic business-to-business supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and functional and decorative surfaces that deliver critical performance attributes to top brand-name, end-use products sold around the world. OMNOVA’s sales for the last twelve months ended May 31, 2016 were $788 million. The Company has a global workforce of approximately 1,950. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(In Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2016	2015	2016	2015
Net Sales	$202.0	$220.2	$377.3	$427.1
Cost of goods sold	143.6	167.3	274.6	332.5
Gross Profit	58.4	52.9	102.7	94.6

Selling, general and administrative	33.4	32.0	61.7	61.8
Depreciation and amortization	7.1	7.0	16.7	14.1
Asset impairment	—	.6	.4	.6
Gain on sale of assets	.1	—	.1	—
Restructuring and severance	1.1	1.1	2.7	1.1
Interest expense	5.7	6.8	11.5	13.7
Acquisition and integration related expense	—	.4	—	.4
Other expense, net	.6	1.4	—	3.7
	48.0	49.3	93.1	95.4
Income (Loss) From Continuing Operations Before Income Taxes	10.4	3.6	9.6	(.8)
Income tax expense (benefit)	3.2	.6	3.5	(.6)
Income (Loss) From Continuing Operations	7.2	3.0	6.1	(.2)
Discontinued Operations
Total discontinued operations	—	.9	—	.9
Net Income	$7.2	$3.9	$6.1	$.7

Income Per Share - Basic and Diluted
Income per share - continuing operations	$.16	$.07	$.14	$—
Income per share - discontinued operations	—	.02	—	.02
Basic and Diluted Income Per Share	$.16	$.09	$.14	$.02

Weighted average shares outstanding - Basic	44.0	45.7	44.0	45.9
Weighted average shares outstanding - Diluted	44.4	46.1	44.4	46.3

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(In Millions, Except Per Share Data)

	May 31,	November 30,
	2016	2015
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$60.6	$44.9
Accounts receivable, net	108.9	105.3
Inventories	83.2	81.9
Prepaid expenses and other	17.6	18.8
Total Current Assets	270.3	250.9
Property, plant and equipment, net	212.8	214.9
Trademarks and other intangible assets, net	59.8	60.9
Goodwill	82.3	80.8
Deferred income taxes	67.1	67.8
Deferred financing fees	3.9	4.7
Other assets	3.8	7.2
Total Assets	$700.0	$687.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$2.5	$2.5
Accounts payable	74.8	72.0
Accrued payroll and personal property taxes	24.4	25.0
Employee benefit obligations	3.4	3.2
Accrued interest	1.1	1.1
Other current liabilities	3.7	8.7
Total Current Liabilities	109.9	112.5
Senior notes	150.0	150.0
Long-term debt - other	203.1	204.2
Postretirement benefits other than pensions	6.9	6.9
Pension liabilities	82.3	84.9
Deferred income taxes	12.2	9.5
Other liabilities	10.0	10.1
Total Liabilities	574.4	578.1
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized, 48.3 million shares issued as of May 31, 2016 and November 30, 2015	4.8	4.8
Additional contributed capital	339.5	339.7
Retained deficit	(67.8)	(73.9)
Treasury stock at cost; 3.3 million shares at May 31, 2016 and 3.5 million shares at November 30, 2015	(23.9)	(25.6)
Accumulated other comprehensive loss	(127.0)	(135.9)
Total Shareholders’ Equity	125.6	109.1
Total Liabilities and Shareholders’ Equity	$700.0	$687.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2016	2015	2016	2015
Operating Activities
Net income	$7.2	$3.9	$6.1	$.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7.1	7.0	16.7	14.1
Impairment of long-lived assets	.4	.6	.4	.6
Amortization of deferred financing fees	.4	.6	.9	1.1
Non-cash stock compensation expense	.6	.6	1.2	1.2
Provision for doubtful accounts	—	—	—	.1
Provision for obsolete inventories	.1	.2	.4	.6
Other	—	—	(.7)	—
Changes in operating assets and liabilities:
Accounts receivable	(.8)	1.1	(2.9)	0.6
Inventories	6.2	4.2	(0.9)	(2.0)
Other current assets	(12.1)	(.7)	(8.4)	7.6
Current liabilities	9.9	1.9	6.2	(4.6)
Other non-current assets	.6	.7	(2.3)	(2.4)
Other non-current liabilities	1.6	(1.9)	3.1	(6.6)
Contributions to defined benefit plan	(.1)	(.3)	(.4)	(.5)
Net Cash Provided By Operating Activities	21.1	17.9	19.4	10.5
Investing Activities
Capital expenditures	(4.6)	(6.0)	(10.7)	(10.5)
Proceeds from asset sales	.1	—	5.3	—
Other	.1	—	.1	—
Net Cash Used In Investing Activities	(4.4)	(6.0)	(5.3)	(10.5)
Financing Activities
Repayment of debt obligations	(.7)	(.7)	(1.3)	(1.3)
Short-term debt borrowings	—	3.5	—	9.0
Short-term debt payments	—	(4.3)	—	(10.8)
Purchase of treasury shares	—	(3.7)	—	(7.9)
Net Cash Used In Financing Activities	(.7)	(5.2)	(1.3)	(11.0)
Effect of exchange rate changes on cash	1.1	1.1	2.9	2.4
Net Increase (Decrease) In Cash And Cash Equivalents	17.1	7.8	15.7	(8.6)
Cash and cash equivalents at beginning of period	43.5	83.1	44.9	99.5
Cash And Cash Equivalents At End Of Period	$60.6	$90.9	$60.6	$90.9